Exhibit 99.1

PRESS RELEASE

Merchants Bancorp Reports First Quarter 2025 Results

For Release April 28, 2025

•	First quarter 2025 net income of $58.2 million, decreased $28.8 million compared to first quarter of 2024 and decreased $37.4 million compared to the fourth quarter 2024, reflecting market uncertainty that delayed origination closings and permanent loan conversions in a growing pipeline, which negatively impacted the recognition of gain on sale and net interest margin. The decrease in net income was also impacted by unfavorable fair market value adjustments to servicing rights and derivatives compared to prior periods.

•	First quarter 2025 diluted earnings per common share of $0.93 decreased 48% compared to the first quarter of 2024 and decreased 50% compared to the fourth quarter of 2024.

•	Unfavorable fair market value adjustments to servicing rights on loans and interest rate floor derivatives negatively impacted results during the first quarter of 2025 by approximately $0.05 per diluted common share, compared to the $0.29 per share impact of positive fair market value adjustments in the first quarter of 2024 and $0.21 in the fourth quarter of 2024.

•	Tangible book value per common share reached a record-high of $34.90 and increased 19% compared to $29.26 in the first quarter of 2024 and increased 2% compared to $34.15 in the fourth quarter of 2024.

•	As of March 31, 2025, the Company had $4.7 billion in unused borrowing capacity with the Federal Home Loan Bank and the Federal Reserve Discount window, representing 25% of total assets.

•	Total assets of $18.8 billion increased 5% compared to March 31, 2024, and was essentially unchanged compared to December 31, 2024.

•	Loans receivable of $10.3 billion, net of allowance for credit losses on loans, decreased $346.8 million, or 3%, compared to March 31, 2024, and decreased $10.3 million compared to December 31, 2024.

•	Core deposits of $10.7 billion increased $2.5 billion, or 30%, compared to March 31, 2024 and increased $1.3 billion, or 14%, compared to December 31, 2024. Core deposits now represent 86% of total deposits, reaching the highest level the Company has reported since March 2022.

•	Brokered deposits of $1.7 billion decreased $4.0 billion, or 70%, compared to March 31, 2024, and decreased $815.7 million compared to December 31, 2024.

•	The Company redeemed all outstanding shares of the Series B Preferred Stock for approximately $125.0 million on January 2, 2025, at the liquidation preference of $1,000 per share (equivalent to $25 per depositary share).

CARMEL, Indiana – (PR Newswire) - Merchants Bancorp (the “Company” or “Merchants”) (Nasdaq: MBIN), parent company of Merchants Bank, today reported first quarter 2025 net income of $58.2 million, or diluted earnings per common share of $0.93. This compared to $87.1 million, or diluted earnings per common share of $1.80 in the first quarter of 2024, and compared to $95.7 million, or diluted earnings per common share of $1.85 in the fourth quarter of 2024.

“Despite some challenges this quarter, we remain confident in our strategic direction and outlook for future performance. The lower gain on sale of loans and recent deterioration in asset quality are temporary setbacks. Our ongoing efforts to optimize loan workouts and to invest in growth opportunities position us for a stronger and more resilient future. Our loan pipeline remains strong, and we are well-positioned to execute when the uncertain interest rate environment becomes clearer for our borrowers,” said Michael F. Petrie, Chairman and CEO of Merchants.

Michael J. Dunlap, President and Chief Operating Officer of Merchants, added, “Our team has shown remarkable dedication and resilience in navigating new challenges. We are proud of our culture of collaboration and innovation, which drives us to continuously improve and adapt to an ever-changing environment. As we move forward, we are focused on enhancing our operations and investing in our people and processes to ensure long-term success. Together, we are committed to building a stronger foundation for future growth and delivering value to our stakeholders and communities.”

Net income of $58.2 million for the first quarter of 2025 decreased by $28.8 million, or 33%, compared to the first quarter of 2024, reflecting market uncertainty that delayed origination closings and permanent loan conversions in a growing pipeline, which negatively impacted the recognition of gain on sale and net interest margin. The decrease in net income was primarily driven by a $17.2 million, or 42%, decrease in noninterest income, a $12.8 million, or 26%, increase in noninterest expense, a $4.9 million, or 4%, decrease in net interest income, and a $3.0 million, or 63%, increase in provision for credit losses on loans, which was partially offset by a $9.0 million, or 33%, decrease in provision for income tax. Of the $28.8 million decrease in net income, $19.3 million, or $0.34 per diluted common share, was attributable to changes in valuation adjustments. Noninterest income included a $754,000 negative fair market value adjustment to servicing rights and a $2.3 million negative fair market value adjustment to derivatives, which compared to positive fair market value adjustments of $14.0 million to servicing rights and $2.3 million to derivatives, in the first quarter of 2024.

Net income of $58.2 million for the first quarter 2025 decreased by $37.4 million, or 39%, compared to the fourth quarter of 2024, reflecting market uncertainty that delayed origination closings and permanent loan conversions in a growing pipeline, which negatively impacted the recognition of gain on sale and net interest margin. The decrease in net income was primarily driven by a $35.5 million, or 60%, decrease in noninterest income, a $12.4 million, or 9% decrease in net interest income, and a $5.0 million, or 187%, increase in provision for credit losses on loans, which was partially offset by a $14.0 million, or 43%, decrease in provision for income taxes. Of the $37.4 million decrease in net income, $16.0 million, or $0.26 per diluted common share, was attributable to changes in valuation adjustments. The decrease in noninterest income reflected lower gain on sale of loans, loan servicing fees, syndication and asset management fees, and other income. Noninterest income included a $754,000 negative fair market value adjustment to servicing rights and a $2.3 million negative fair market value adjustment to derivatives, which compared to positive adjustments of $10.4 million and $2.6 million, respectively, in the fourth quarter of 2024.

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Preferred Stock Redemption

The Company redeemed all outstanding shares of the Series B Preferred Stock for approximately $125.0 million on January 2, 2025, at the liquidation preference of $1,000 per share (equivalent to $25 per depositary share). The $4.2 million expenses associated with the original issuance, which were capitalized in 2019, were recognized through retained earnings upon redemption, thus reducing net income available to common shareholders. Similarly, the redemption resulted in an excise tax of $1.2 million that will not be payable until 2025 taxes are due in 2026, and any future issuance of shares until one year after the redemption can offset the amount of excise tax that will be paid.

Total Assets

Total assets of $18.8 billion at March 31, 2025 increased by $975.2 million, or 5%, compared to March 31, 2024, and remained essentially unchanged compared to December 31, 2024. The increase compared to March 31, 2024 was primarily driven by higher balances in the mortgage warehouse portfolios, as well as securities held to maturity.

Return on average assets was 1.31% for the first quarter of 2025 compared to 2.07% for both the first quarter of 2024 and the fourth quarter of 2024.

Asset Quality

The allowance for credit losses on loans of $83.4 million, as of March 31, 2025, increased by $7.7 million, or 10%, compared to March 31, 2024, and decreased by $973,000, or 1%, compared to December 31, 2024. The $7.7 million increase compared to March 31, 2024 was primarily related to loans in the multi-family portfolio, which were partially offset by charge-offs. The decrease compared to December 31, 2024 was driven by $10.5 million in charge-offs that were partially offset by a $9.5 million increase in provision expense on loans, primarily related to the multi-family portfolio.

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The $83.4 million allowance for credit losses on loans as of March 31, 2025, compared to the net charge-offs of $20.2 million over the last twelve months ended March 31, 2025, could absorb four years of losses, assuming recent loss levels continue.

The Company recorded charge-offs for five customers, primarily in the multi-family loan portfolio, totaling $10.5 million, and recorded $28,000 of recoveries during the first quarter 2025. This compares to $925,000 in charge-offs and $1,000 in recoveries during the first quarter of 2024 and to $10.6 million in charge-offs and $136,000 of recoveries in the fourth quarter of 2024.

As of March 31, 2025, non-performing loans were $284.6 million, or 2.73% of loans receivable, compared to $131.8 million, or 1.22%, as of March 31, 2024, and $279.7 million, or 2.68%, as of December 31, 2024. The increase in non-performing loans compared to March 31, 2024 was primarily driven by multi-family and healthcare customers with delinquent payments on variable rate loans that have required higher payments, as well as the financial deterioration of a few sponsors. The higher payments are associated with the floating nature of the loan terms, which has resulted in elevated interest rates relative to when the loans were originated. The $4.9 million increase compared to December 31, 2024 was primarily due to one multi-family customer. Delinquency levels on total loans have modestly increased by $10.1 million, to $334.7 million, compared to December 31, 2024.

As of March 31, 2025, all substandard loans have been evaluated for impairment and these loans have specific reserves of $20.9 million. Although there has been an increase in adversely classified loans, underlying asset values remain strong overall and loans are well-collateralized.

The Company has been making additional efforts to reduce its credit risk through loan sale and securitization activities since 2019. In April of 2023, as well as March and December of 2024, the Company strategically executed credit protection arrangements through a credit linked note and credit default swaps totaling $2.9 billion in loans to reduce risk of losses, with incremental coverage ranging from 13-14% of the unpaid principal balances for each arrangement. Despite having credit protection on these loans, the Company also continues to carry an allowance for credit losses on loans held for investment. As of March 31, 2025, the balance of loans subject to credit protection arrangements was $2.2 billion.

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Securities Available for Sale

Total securities available for sale of $961.2 million as of March 31, 2025 decreased by $100.1 million, or 9%, compared to March 31, 2024, and decreased by $18.9 million, or 2%, compared to December 31, 2024. The decrease compared to March 31, 2024 was primarily due to maturities and repayments, as well as fair value adjustments that were partially offset by purchases.

Securities Held to Maturity

Total securities held to maturity of $1.6 billion as of March 31, 2025 increased by $431.1 million, or 37%, compared to March 31, 2024, and decreased $58.4 million, or 4%, compared to December 31, 2024. The increase compared to March 31, 2024 was primarily due to purchases of senior investment securities backed by residential and healthcare loans retained as part of credit risk transfer securitization transactions originated by the Company. The lower-risk, senior certificates represent nearly 90% of the beneficial interests, while the remaining subordinated certificates are held by third parties, thereby minimizing the risk of loss to the Company.

Total Deposits

Total deposits of $12.4 billion at March 31, 2025 decreased by $1.6 billion, or 11%, compared to March 31, 2024, and increased by $486.2 million, or 4%, compared to December 31, 2024. The decrease compared to March 31, 2024 was driven by reductions in brokered certificates of deposit accounts, in favor of additional cost-effective borrowing. The change compared to December 31, 2024 was primarily due to growth in core deposits.

Core deposits of $10.7 billion at March 31, 2025 increased by $2.5 billion, or 30%, from March 31, 2024 and increased by $1.3 billion, or 14%, from December 31, 2024. Core deposits represented 86% of total deposits at March 31, 2025, 59% of total deposits at March 31, 2024, and 79% of total deposits at December 31, 2024.

Total brokered deposits of $1.7 billion at March 31, 2025 decreased $4.0 billion, or 70%, from March 31, 2024 and decreased $815.7 million, or 32%, from December 31, 2024. As of March 31, 2025, brokered certificates of deposit had a weighted average remaining duration of 67 days.

Liquidity

Cash balances of $521.3 million as of March 31, 2025 increased by $12.5 million, or 2%, compared to March 31, 2024 and increased by $44.7 million, or 9%, compared to December 31, 2024. The Company continues to have significant borrowing capacity, with unused lines of credit totaling $4.7 billion as of March 31, 2025 compared to $5.6 billion at March 31, 2024 and $4.3 billion at December 31, 2024. Furthermore, its $3.3 billion line of credit availability with the Federal Reserve Bank of Chicago alone could fund 107% of its uninsured deposits, which represented approximately 24% of total bank deposits as of March 31, 2025.

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This liquidity enhances the Company’s ability to effectively manage interest expense and asset levels in the future. Additionally, the Company’s business model is designed to continuously sell or securitize a significant portion of its loans, which provides flexibility in managing its liquidity.

Comparison of Operating Results for the Three Months Ended

March 31, 2025 and 2024

Net Interest Income of $122.2 million decreased $4.9 million, or 4%, compared to $127.1 million, reflecting lower interest income and higher interest expense on borrowings, which were partially offset by lower interest expense on deposits.

•	Net interest margin of 2.89% decreased 25 basis points compared to 3.14%. The margin was negatively impacted by a significant shift in business mix, as lower-margin loans held for sale balances, consisting of primarily warehouse loans, grew by $480.3 million, or 14%, and warehouse repurchase agreements grew by $265.3 million, or 23%, while higher-margin loans receivable balances contracted by $339.1, or 3%.

•	Interest rate spread of 2.38% decreased 20 basis points compared to 2.58%.

Interest Income of $287.2 million decreased $27.0 million, or 9%, compared to $314.2 million. The decrease primarily reflected lower average yields on loans and loans held for sale, partially offset by higher average balances on securities held to maturity.

•	Average yields on loans and loans held for sale of 7.06% decreased 105 basis points compared to 8.11%.

•	Average balances of $13.8 billion for loans and loans held for sale increased $256.2 million, or 2% compared to $13.5 billion.

•	Average balances of $1.6 billion for securities held to maturity increased $447.1 million, or 37%, compared to $1.2 billion.

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Interest Expense of $165.0 million decreased $22.1 million, or 12%, compared to $187.1 million. The decrease reflected lower average balances at lower average rates on certificates of deposit that were partially offset by higher average balances at lower average rates on borrowings.

•	Average balances of $3.4 billion for certificates of deposit decreased by $2.3 billion, or 41%, compared to $5.7 billion.

•	Average interest rates of 4.67% for certificates of deposit decreased by 73 basis points compared to 5.40%.

•	Average balances of $3.1 billion for borrowings increased by $2.4 billion, or 336%, compared to $716.9 million.

•	Average interest rates of 5.33% for borrowings decreased by 370 basis points compared to 9.03%.

Noninterest Income of $23.7 million decreased $17.2 million, or 42%, compared to $40.9 million, primarily due to a $19.3 million change in valuation adjustments. The $17.2 million decrease reflected a $15.4 million, or 79%, decrease in loan servicing fees and a $2.8 million, or 47%, decrease other income, partially offset by a $2.3 million, or 24%, increase in gain on sale of loans.

•	Loan servicing fees included a $754,000 negative fair market value adjustment to servicing rights, with a $1.2 million negative adjustment in the Banking segment and a $449,000 positive adjustment in the Multi-family Mortgage Banking segment. This compared to a $14.0 million positive fair market value adjustment to servicing rights in the prior period with a $0.8 million positive adjustment in the Banking segment and a $13.2 million positive adjustment in the Multi-family Mortgage Banking segment. The value of servicing rights generally increases in rising 10-year interest rate environments and declines in falling interest rate environments due to expected prepayments and earning rates on escrow deposits.

•	Other income included a $2.3 million negative fair market value adjustment to the floor derivatives compared to a $2.3 million positive fair market value adjustment in the prior period.

•	Gain on sale of loans increased $2.3 million, or 24%, reflecting higher volume in the multi-family loan portfolio.

Noninterest Expense of $61.7 million increased $12.8 million, or 26%, compared to $48.9 million, primarily due to a $6.8 million, or 23%, increase in salaries and employee benefits to support business growth, including $2.5 million associated with the addition of production staff, which is expected to elevate production, gain on sale and expenses in future quarters as well. Also contributing to the higher expenses during the quarter, was a $3.9 million increase in credit risk transfer premium expense associated with ongoing credit default swaps that were executed in March and December 2024, as well as a $2.1 million, or 41%, increase in deposit insurance expense, reflecting an increase in underperforming assets, coupled with an increase in total assets.

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Comparison of Operating Results for the Three Months Ended

March 31, 2025 and December 31, 2024

Net Interest Income of $122.2 million decreased $12.4 million, or 9%, compared to $134.6 million, primarily due to lower average yields on lower average balances on loans and loans held for sale. These decreases were partially offset by lower average balances on certificates of deposit at lower rates.

•	Net interest margin of 2.89% decreased 10 basis points compared to 2.99%. The margin was negatively impacted by a shift in business mix, as lower-margin loans held for sale balances, consisting of primarily warehouse loans, grew by $211.9 million, or 6%, and higher-margin loans receivable balances contracted by $11.3 million during the quarter.

•	Interest rate spread of 2.38% decreased 8 basis points compared to 2.46%.

Interest Income of $287.2 million decreased $34.1 million, or 11%, compared to $321.3 million, primarily reflecting a decrease in average yield and balances on loans and loans held for sale and a decrease in average yield on securities held to maturity.

•	Average yields on loans and loans held for sale of 7.06% decreased 37 basis points compared to 7.43%.

•	Average balances of $13.8 billion for loans and loans held for sale decreased $534.7 million, or 4%, compared to $14.3 billion.

•	Average yields on securities held to maturity of 6.01% decreased 46 basis points compared to 6.47%.

Interest Expense of $165.0 million decreased $21.7 million, or 12% compared to $186.7 million. The decrease was primarily driven by lower average balances at lower rates on certificates of deposit and partially offset by higher average balances on money market accounts.

•	Average balances of $3.4 billion for certificate of deposit accounts decreased $746.2 million, or 18%, compared to $4.1 billion.

•	Average interest rates of 4.67% for certificate of deposit accounts decreased 35 basis points compared to 5.02%.

•	Average balances of $5.1 billion for interest-bearing checking accounts decreased $458.3 million, or 8%, compared to $5.6 billion.

•	Average interest rates of 4.01% for interest-bearing checking accounts decreased 18 basis points compared to 4.19%.

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Noninterest Income of $23.7 million decreased $35.5 million, or 60%, primarily due to an $13.4 million, or 54%, decrease in gain on sale of loans, a $10.9 million, or 73%, decrease in loan servicing fees, a $5.9 million, or 64%, decrease in syndication and asset management fees, and a $5.3 million, or 63%, decrease in other income.

•	Gain on sale of loans decreased $13.4 million, as elevated interest rates have contributed to delays in borrowers converting to permanent loans.

•	Loan servicing fees included a $754,000 negative fair market value adjustment to servicing rights, with a $1.2 million negative adjustment in the Banking segment and a $449,000 positive adjustment in the Multi-family Mortgage Banking segment. This compared to a $10.4 million positive fair market value adjustment to servicing rights in the prior period, with a $2.5 million positive adjustment in the Banking segment and a $7.9 million positive adjustment in the Multi-family Mortgage Banking segment. The value of servicing rights generally increases in rising 10-year interest rate environments and declines in falling interest rate environments due to expected prepayments and earning rates on escrow deposits.

•	Other income included a $2.3 million negative fair market value adjustment to floor derivatives compared to a $2.6 million positive fair market value adjustment to derivatives in the fourth quarter of 2024.

Noninterest Expense of $61.7 million decreased $1.5 million, or 2%, compared to $63.2 million, primarily driven by a $2.2 million, or 44%, decrease in professional fees, which was partially offset by a $1.9 million, or 98%, increase in credit risk transfer premium expense.

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About Merchants Bancorp

Ranked as a top performing U.S. public bank by S&P Global Market Intelligence, Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple segments, including Multi-family Mortgage Banking that primarily offers multi-family housing and healthcare facility financing and servicing (through this segment it also serves as a syndicator of low-income housing tax credit and debt funds); Mortgage Warehousing that offers mortgage warehouse financing, commercial loans, and deposit services; and Banking that offers retail and correspondent residential mortgage banking, agricultural lending, and traditional community banking. Merchants Bancorp, with $18.8 billion in assets and $12.4 billion in deposits as of March 31, 2025, conducts its business primarily through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Merchants Capital Investments, LLC, Merchants Capital Servicing, LLC, Merchants Asset Management, LLC, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbancorp.com.

Forward-Looking Statements

This press release contains forward-looking statements which reflect management’s current views with respect to, among other things, future events and financial performance. These statements are often, but not always, made through the use of words or phrases such as "may," "might," "should," "could," "predict," "potential," "believe," "expect," "continue," "will," "anticipate," "seek," "estimate," "intend," "plan," "projection," "goal," "target," "outlook," "aim," "would," "annualized" and "outlook," or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, management cautions that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated in these forward-looking statements, including the impacts of factors identified in "Risk Factors" or "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

MEDIA CONTACT: REBECCA MARSH

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@bankmerchants.com

INVESTOR CONTACT: SEAN SIEVERS

Merchants Bancorp

Phone: (317) 663-5197

Email: ssievers@bankmerchants.com

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Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024
Assets
Cash and due from banks	$15,609	$10,989	$12,214	$10,242	$17,924
Interest-earning demand accounts	505,687	465,621	589,692	530,640	490,831
Cash and cash equivalents	521,296	476,610	601,906	540,882	508,755
Securities purchased under agreements to resell	1,550	1,559	3,279	3,304	3,329
Mortgage loans in process of securitization	389,797	428,206	430,966	209,244	142,629
Securities available for sale ($626,271, $635,946, $682,975, $682,774 and $700,640 utilizing fair value option, respectively)	961,183	980,050	953,063	1,017,019	1,061,288
Securities held to maturity ($1,605,151, $1,664,674, $1,756,203, $1,291,960 and $1,176,178 at fair value, respectively)	1,606,286	1,664,686	1,755,047	1,291,110	1,175,167
Federal Home Loan Bank (FHLB) stock and other equity securities	217,850	217,804	184,050	67,499	64,215
Loans held for sale (includes $75,920, $78,170, $91,084, $102,873 and $84,513 at fair value, respectively)	3,983,452	3,771,510	3,808,234	3,483,076	3,503,131
Loans receivable, net of allowance for credit losses on loans of $83,413, $84,386, $84,549, $81,028 and $75,712, respectively	10,343,724	10,354,002	10,261,890	10,933,189	10,690,513
Premises and equipment, net	67,787	58,617	53,161	46,833	42,450
Servicing rights	189,711	189,935	177,327	178,776	172,200
Interest receivable	82,811	83,409	86,612	90,360	90,303
Goodwill	8,014	8,014	8,014	8,014	8,014
Other assets and receivables	424,339	571,330	329,427	343,116	360,582
Total assets	$18,797,800	$18,805,732	$18,652,976	$18,212,422	$17,822,576
Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest-bearing	$313,296	$239,005	$311,386	$383,260	$319,872
Interest-bearing	12,092,869	11,680,971	12,580,501	14,533,807	13,655,789
Total deposits	12,406,165	11,919,976	12,891,887	14,917,067	13,975,661
Borrowings	4,001,744	4,386,122	3,568,721	1,159,206	1,835,985
Deferred tax liabilities	35,740	25,289	19,530	25,098	43,935
Other liabilities	193,416	231,035	233,731	222,904	190,527
Total liabilities	16,637,065	16,562,422	16,713,869	16,324,275	16,046,108
Commitments and Contingencies
Shareholders' Equity
Common stock, without par value
Authorized - 75,000,000 shares
Issued and outstanding - 45,881,706 shares, 45,767,166 shares, 45,764,023 shares, 45,757,567 shares and 43,354,718 shares	240,512	240,313	239,448	238,492	139,950

Preferred stock, without par value - 5,000,000 total shares authorized

7% Series A Preferred stock - $25 per share liquidation preference
Authorized - no shares at March 31, 2025, December 31, 2024, September 30, 2024 or June 30, 2024 and 3,500,000 shares at March 31, 2024
Issued and outstanding - no shares at March 31, 2025, December 31, 2024, September 30, 2024 or June 30, 2024 and 2,081,800 shares at March 31, 2024	—	—	—	—	50,221
6% Series B Preferred stock - $1,000 per share liquidation preference
Authorized - no shares at March 31, 2025, and 125,000 shares for all prior periods
Issued and outstanding - no shares at March 31, 2025, and 125,000 shares for all prior periods presented (equivalent to 5,000,000 depositary shares)	—	120,844	120,844	120,844	120,844
6% Series C Preferred stock - $1,000 per share liquidation preference
Authorized - 200,000 shares
Issued and outstanding - 196,181 shares (equivalent to 7,847,233 depositary shares)	191,084	191,084	191,084	191,084	191,084
8.25% Series D Preferred stock - $1,000 per share liquidation preference
Authorized - 300,000 shares
Issued and outstanding - 142,500 shares (equivalent to 5,700,000 depositary shares)	137,459	137,459	137,459	137,459	137,459
7.625% Series E Preferred stock - $1,000 per share liquidation preference
Authorized - 230,000 shares
Issued and outstanding - 230,000 shares (equivalent to 9,200,000 depositary shares)	222,748	222,748	—	—	—
Retained earnings	1,369,009	1,330,995	1,250,176	1,200,778	1,138,083
Accumulated other comprehensive (loss) income	(77)	(133)	96	(510)	(1,173)
Total shareholders' equity	2,160,735	2,243,310	1,939,107	1,888,147	1,776,468
Total liabilities and shareholders' equity	$18,797,800	$18,805,732	$18,652,976	$18,212,422	$17,822,576

Consolidated Statement of Income

(Unaudited)

(In thousands, except share data)

	Three Months Ended			Change
	March 31,	December 31,	March 31,	1Q25	1Q25
	2025	2024	2024	vs. 4Q24	vs. 1Q24
Interest Income
Loans	$239,280	$266,719	$271,998	-10%	-12%
Mortgage loans in process of securitization	3,743	5,662	1,720	-34%	118%
Investment securities:
Available for sale	12,358	13,453	14,388	-8%	-14%
Held to maturity	24,358	27,673	20,522	-12%	19%
FHLB stock and other equity securities (dividends)	4,372	4,123	844	6%	418%
Other	3,093	3,716	4,701	-17%	-34%
Total interest income	287,204	321,346	314,173	-11%	-9%
Interest Expense
Deposits	123,941	144,009	171,022	-14%	-28%
Short-term borrowings	33,364	34,263	7,222	-3%	362%
Long-term borrowings	7,703	8,450	8,873	-9%	-13%
Total interest expense	165,008	186,722	187,117	-12%	-12%
Net Interest Income	122,196	134,624	127,056	-9%	-4%
Provision for credit losses	7,727	2,689	4,726	187%	63%
Net Interest Income After Provision for Credit Losses	114,469	131,935	122,330	-13%	-6%
Noninterest Income
Gain on sale of loans	11,619	25,020	9,356	-54%	24%
Loan servicing fees, net	4,010	14,953	19,402	-73%	-79%
Mortgage warehouse fees	1,513	1,413	982	7%	54%
Loss on sale of investments available for sale (1)	—	—	(108)	—	100%
Syndication and asset management fees	3,389	9,323	5,303	-64%	-36%
Other income	3,162	8,436	5,939	-63%	-47%
Total noninterest income	23,693	59,145	40,874	-60%	-42%
Noninterest Expense
Salaries and employee benefits	36,419	37,536	29,596	-3%	23%
Loan expense	798	704	956	13%	-17%
Occupancy and equipment	2,351	2,284	2,237	3%	5%
Professional fees	2,894	5,135	4,099	-44%	-29%
Deposit insurance expense	7,228	6,473	5,125	12%	41%
Technology expense	2,374	2,038	1,854	16%	28%
Credit risk transfer premium expense	3,862	1,947	—	98%	100%
Other expense	5,738	7,085	5,045	-19%	14%
Total noninterest expense	61,664	63,202	48,912	-2%	26%
Income Before Income Taxes	76,498	127,878	114,292	-40%	-33%
Provision for income taxes (2)	18,259	32,212	27,238	-43%	-33%
Net Income	$58,239	$95,666	$87,054	-39%	-33%
Dividends on preferred stock	(10,265)	(10,728)	(8,667)	-4%	18%
Impact of preferred stock redemption	(5,371)	—	—	100%	100%
Net Income Available to Common Shareholders	$42,603	$84,938	$78,387	-50%	-46%
Basic Earnings Per Share	$0.93	$1.86	$1.81	-50%	-49%
Diluted Earnings Per Share	$0.93	$1.85	$1.80	-50%	-48%
Weighted-Average Shares Outstanding
Basic	45,824,022	45,765,458	43,305,985
Diluted	45,914,083	45,924,176	43,466,647

(1) Includes $0, $0, and $(108) respectively, related to accumulated other comprehensive losses reclassifications.

(2) Includes $0, $0, and $26 respectively, related to income tax benefit for reclassification items.

Key Operating Results

(Unaudited)

($ in thousands, except share data)

	Three Months Ended			Change
	March 31,	December 31,	March 31,	1Q25		1Q25
	2025	2024	2024	vs. 4Q24		vs. 1Q24
Noninterest expense	$61,664	$63,202	$48,912	-2%		26%

Net interest income (before provision for credit losses)	122,196	134,624	127,056	-9%		-4%
Noninterest income	23,693	59,145	40,874	-60%		-42%
Total income	$145,889	$193,769	$167,930	-25%		-13%

Efficiency ratio	42.27%	32.62%	29.13%	965	bps	1,314	bps

Average assets	$17,831,950	$18,512,380	$16,793,072	-4%		6%
Net income	58,239	95,666	87,054	-39%		-33%
Return on average assets before annualizing	0.33%	0.52%	0.52%
Annualization factor	4.00	4.00	4.00
Return on average assets	1.31%	2.07%	2.07%	(76	)bps	(76	)bps

Return on average tangible common shareholders' equity (1)	10.65%	22.10%	25.34%	(1,145	)bps	(1,469	)bps

Tangible book value per common share (1)	$34.90	$34.15	$29.26	2%		19%

Tangible common shareholders' equity/tangible assets (1)	8.52%	8.32%	7.12%	20	bps	140	bps

Consolidated ratios
Total capital/risk-weighted assets(2)	13.0%	13.9%	11.7%
Tier I capital/risk-weighted assets(2)	12.4%	13.3%	11.2%
Common Equity Tier I capital/risk-weighted assets(2)	9.2%	9.3%	8.0%
Tier I capital/average assets(2)	12.1%	12.1%	10.5%

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Measures" below:

(2) As defined by regulatory agencies; March 31, 2025 shown as estimates and prior periods shown as reported.

Certain non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company's financial condition, results of operations and cash flows computed in accordance with GAAP; however, they do have a number of limitations. As such, the reader should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use. A reconciliation of GAAP to non-GAAP financial measures is below. Net Income Available to Common Shareholders excludes preferred stock dividends. Tangible common shareholders' equity is calculated by excluding the balance of goodwill and other intangible assets and preferred stock from the calculation of total equity. Tangible Assets is calculated by excluding the balance of goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible common shareholders' equity by the number of shares outstanding.

	Three Months Ended			Change
	March 31,	December 31,	March 31,	1Q25		1Q25
	2025	2024	2024	vs. 4Q24		vs. 1Q24
Net income	$58,239	$95,666	$87,054	-39%		-33%
Less: preferred stock dividends	(10,265)	(10,728)	(8,667)	-4%		18%
Less: preferred stock redemption	(5,371)	-	-	100%		100%
Net income available to common shareholders	$42,603	$84,938	$78,387	-50%		-46%

Average shareholders' equity	$2,160,169	$2,084,627	$1,747,660	4%		24%
Less: average goodwill & intangibles	(8,070)	(8,076)	(10,494)	—		-23%
Less: average preferred stock	(552,633)	(538,970)	(499,608)	3%		11%
Average tangible common shareholders' equity	$1,599,466	$1,537,581	$1,237,558	4%		29%

Annualization factor	4.00	4.00	4.00
Return on average tangible common shareholders' equity	10.65%	22.10%	25.34%	(1,145	) bps	(1,469	)bps

Total equity	$2,160,735	$2,243,310	$1,776,468	-4%		22%
Less: goodwill and intangibles	(8,068)	(8,073)	(8,163)	—		-1%
Less: preferred stock	(551,291)	(672,135)	(499,608)	-18%		10%
Tangible common shareholders' equity	$1,601,376	$1,563,102	$1,268,697	2%		26%

Assets	$18,797,800	$18,805,732	$17,822,576	—		5%
Less: goodwill and intangibles	(8,068)	(8,073)	(8,163)	—		-1%
Tangible assets	$18,789,732	$18,797,659	$17,814,413	—		5%

Ending common shares	45,881,706	45,767,166	43,354,718

Tangible book value per common share	$34.90	$34.15	$29.26	2%		19%
Tangible common shareholders' equity/tangible assets	8.52%	8.32%	7.12%	20	bps	140	bps

Merchants Bancorp

Average Balance Analysis

($ in thousands)

(Unaudited)

	Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets:

Interest-earning deposits, and other interest or dividends	$511,077	$7,465	5.92%	$499,308	$7,839	6.25%	$346,150	$5,545	6.44%
Securities available for sale	961,065	12,358	5.21%	986,063	13,453	5.43%	1,085,114	14,388	5.33%
Securities held to maturity	1,643,703	24,358	6.01%	1,701,595	27,673	6.47%	1,196,633	20,522	6.90%
Mortgage loans in process of securitization	277,426	3,743	5.47%	414,883	5,662	5.43%	137,890	1,720	5.02%
Loans and loans held for sale	13,751,197	239,280	7.06%	14,285,852	266,719	7.43%	13,494,961	271,998	8.11%
Total interest-earning assets	17,144,468	287,204	6.79%	17,887,701	321,346	7.15%	16,260,748	314,173	7.77%
Allowance for credit losses on loans	(86,711)			(85,772)			(71,544)
Noninterest-earning assets	774,193			710,451			603,868

Total assets	$17,831,950			$18,512,380			$16,793,072

Liabilities& Shareholders' Equity:

Interest-bearing checking	$5,121,343	50,609	4.01%	$5,579,688	58,781	4.19%	5,070,393	60,688	4.81%
Savings deposits	146,359	15	0.04%	145,599	15	0.04%	201,860	219	0.44%
Money market	3,398,469	34,506	4.12%	2,961,272	33,288	4.47%	2,817,382	33,644	4.80%
Certificates of deposit	3,369,269	38,811	4.67%	4,115,462	51,925	5.02%	5,694,933	76,471	5.40%
Total interest-bearing deposits	12,035,440	123,941	4.18%	12,802,021	144,009	4.48%	13,784,568	171,022	4.99%

Borrowings	3,125,935	41,067	5.33%	3,047,586	42,713	5.58%	716,853	16,095	9.03%
Total interest-bearing liabilities	15,161,375	165,008	4.41%	15,849,607	186,722	4.69%	14,501,421	187,117	5.19%

Noninterest-bearing deposits	294,248			352,374			332,172
Noninterest-bearing liabilities	216,158			225,772			211,819
Total liabilities	15,671,781			16,427,753			15,045,412

Shareholders' equity	2,160,169			2,084,627			1,747,660

Total liabilities and shareholders' equity	$17,831,950			$18,512,380			$16,793,072

Net interest income		$122,196			$134,624			$127,056

Net interest spread			2.38%			2.46%			2.58%

Net interest-earning assets	$1,983,093			$2,038,094			$1,759,327

Net interest margin			2.89%			2.99%			3.14%

Average interest-earning assets to average interest-bearing liabilities			113.08%			112.86%			112.13%

Supplemental Results

(Unaudited)

($ in thousands)

	Net Income
	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Segment
Multi-family Mortgage Banking	$3,413	$22,183	$16,609
Mortgage Warehousing	15,398	24,402	20,190
Banking	47,107	56,287	56,425
Other	(7,679)	(7,206)	(6,170)
Total	$58,239	$95,666	$87,054

	Total Assets
	March 31, 2025		December 31, 2024		March 31, 2024
	Amount	%	Amount	%	Amount	%
Segment
Multi-family Mortgage Banking	$460,441	3%	$479,099	2%	$416,454	2%
Mortgage Warehousing	5,902,165	31%	6,000,624	32%	5,369,299	30%
Banking	12,002,564	64%	11,761,202	63%	11,760,028	66%
Other	432,630	2%	564,807	3%	276,795	2%
Total	$18,797,800	100%	$18,805,732	100%	$17,822,576	100%

	Gain on Sale of Loans
	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Loan Type
Multi-family	$10,125	$24,026	$8,423
Single-family	206	413	280
Small Business Association (SBA)	1,288	581	653
Total	$11,619	$25,020	$9,356

	Servicing Rights
	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Balance, beginning of period	$189,935	$177,327	$158,457
Additions
Purchased servicing	-	-	-
Originated servicing	3,338	5,373	2,166
Subtractions
Paydowns	(2,808)	(3,172)	(2,387)
Changes in fair value	(754)	10,407	13,964
Balance, end of period	$189,711	$189,935	$172,200

Supplemental Results

(Unaudited)

($ in thousands)

	Loans Receivable and Loans Held for Sale
	March 31,	December 31,	March 31,
	2025	2024	2024
Mortgage warehouse repurchase agreements	$1,408,239	$1,446,068	$1,142,994
Residential real estate (1)	1,332,601	1,322,853	1,321,300
Multi-family financing	4,600,117	4,624,299	4,096,606
Healthcare financing	1,583,290	1,484,483	2,464,685
Commercial and commercial real estate (2)(3)	1,418,741	1,476,211	1,666,751
Agricultural production and real estate	79,190	77,631	65,977
Consumer and margin loans	4,959	6,843	7,912
Loans receivable	10,427,137	10,438,388	10,766,225
Less: Allowance for credit losses on loans	83,413	84,386	75,712
Loans receivable, net	$10,343,724	$10,354,002	$10,690,513

Loans held for sale	3,983,452	3,771,510	3,503,131
Total loans, net of allowance	$14,327,176	$14,125,512	$14,193,644

(1)     Includes $1.2 billion, $1.2 billion and $1.2 billion of All-In-One © first-lien home equity lines of credit as of March 31, 2025, December 31, 2024 and March 31, 2024, respectively.

(2)     Includes $0.8 billion, $0.9 billion and $1.1 billion of revolving  lines of credit collateralized primarily by mortgage servicing rights as of March 31, 2025, December 31, 2024 and March 31, 2024, respectively.

(3)     Includes only $19.5 million, $18.7 million and $6.8 million of non-owner occupied commercial real estate as of March 31, 2025, December 31, 2024 and March 31, 2024, respectively.

	Loan Credit Risk Profile
	March 31, 2025		December 31, 2024		March 31, 2024
	Amount	%	Amount	%	Amount	%
Pass	$9,695,595	93.0%	$9,741,087	93.4%	$10,410,748	96.7%
Special mention	407,895	3.9%	379,969	3.6%	232,122	2.2%
Substandard	323,647	3.1%	317,332	3.0%	123,355	1.1%
Doubtful	—	—	—	—	—	—
Loans receivable	$10,427,137	100.0%	$10,438,388	100.0%	$10,766,225	100.0%
Charge-offs (year-to-date)	$10,507		$10,587		$925
Recoveries (year-to-date)	$28		$136		$1

	Nonperforming Loans
	March 31,	December 31,	March 31,
	2025	2024	2024
Nonaccrual loans	$284,019	$279,716	$78,804
90 days past due and still accruing	585	6	52,982
Total nonperforming loans	$284,604	$279,722	$131,786
Other real estate owned	$7,049	$8,209	—
Total nonperforming assets	$291,653	$287,931	$131,786
Nonperforming loans to total loans receivable	2.73%	2.68%	1.22%
Nonperforming assets to total assets	1.55%	1.53%	0.74%

	Delinquent Loans
	March 31,	December 31,	March 31,
	2025	2024	2024
Delinquent loans:
Loans receivable	$304,560	$292,263	$188,742
Loans held for sale	30,103	32,343	30,150
Total delinquent loans	$334,663	$324,606	$218,892
Total loans receivable and loans held for sale	$14,410,589	$14,209,898	$14,269,356
Delinquent loans to total loans	2.32%	2.28%	1.53%